As  filed with the Securities  and Exchange Commission on May 13, 1998
                                                      Registration No. 333-47835
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           ---------------------------


                               Sigma Designs, Inc.
             (Exact name of Registrant as specified in its charter)
                           ---------------------------

        CALIFORNIA                      7372                  94-2848099
(State or other jurisdiction     (Primary Standard         (I.R.S. Employer
    of incorporation or       Industrial Classification  Identification Number)
       organization)                Code Number)

                              46501 LANDING PARKWAY
                            FREMONT, CALIFORNIA 94538
                                  (510) 770-0100
(Address,  including zip code,  and telephone  number,  including  area code, of
                   Registrant's principal executive offices)
                           ---------------------------

                                  THINH Q. TRAN
                                  PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
                               SIGMA DESIGNS, INC.
                              46501 LANDING PARKWAY
                            FREMONT, CALIFORNIA 94538
                                 (510) 770-0100
(Name, address,  including zip code, and telephone number,  including area code, of agent for service)
                           ---------------------------
                                   Copies to:
                              DAVID A. SEGRE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300
                           ---------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                           ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                   PROSPECTUS


                                2,000,000 SHARES

                               SIGMA DESIGNS, INC.

                                  COMMON STOCK


         This Prospectus may be used only in connection with the resale, from time to time, of up to 2,000,000 shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of Sigma Designs, Inc. ("Sigma" or the "Company"), by the selling shareholders identified below (the "Selling Shareholders"). All of the Shares covered hereby are to be sold by the Selling Shareholders, who originally received the Shares pursuant to a private placement. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company.

         The Shares offered hereby may be offered and sold, from time to time, by the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest in one or more transactions (which may involve block transactions) on the Nasdaq National Market (or any exchange on which the Common Stock may then be listed), in the over-the-counter market, in privately-negotiated transactions, through the writing of options or the Shares, short sales or otherwise. Sales will be effected at such prices and for such consideration as may be obtainable from time to time. Commission expenses and brokerage fees, if any, will be paid by the Selling Shareholders. See "Plan of Distribution."


         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SIGM." On May 12, 1998, the last sale price for the Common Stock as reported on the Nasdaq National Market was $4.38 per share.


                          ---------------------------

         SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                          ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------


                  THE DATE OF THIS PROSPECTUS IS MAY 13, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares covered by this prospectus, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998; (ii) the
Company's  Proxy  Statement   relating  to  the  Company's   Annual  Meeting  of
Shareholders to be held on June 6, 1997; and (iii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on November 3, 1986, as amended on September 22, 1989.


         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Carol Kaplan at the Company's principal executive offices at 46501 Landing Parkway, Fremont, California 94538, or by telephone at (510) 770-0100.

                                  RISK FACTORS


In the interest of providing the Company's shareholders and potential investors with certain Company information, including management's assessment of the Company's future potential, certain statements set forth herein or incorporated by reference herein relate to management's future plans and objectives or to the Company's future economic performance. Such statements are "forward-looking statements" within the meaning of Section 27 A of the Securities Act of 1933, as amended, and in Section 21E of the Securities Act of 1934, as amended. Although any forward-looking statements contained herein or incorporated by reference herein or otherwise expressed by or on behalf of the Company are, to the knowledge and in the judgment of the officers and directors of the Company, expected to prove true and to come to pass, the Company is not able to predict such events with absolute certainty. Accordingly, shareholders and potential investors are hereby cautioned that certain events or circumstances could cause actual results to differ materially from those projected or predicted. In addition, forward-looking statements are based on the Company's knowledge and judgment as of the date hereof, and the Company does not intend to update any forward-looking statements to reflect events occurring or circumstances existing hereafter. In particular, the Company believes the following facts could affect forward-looking statements made herein or in future written or oral releases and, by hindsight, prove such statements to be overly optimistic and unachievable.


         History of Operating Losses

         The Company incurred significant losses in fiscal 1995, 1996, and 1998 and had substantial negative cash flow in fiscal 1995, 1996, 1997 and 1998. Since the introduction of the Company's REALmagic Moving Picture Experts Group ("MPEG") product line in November 1993, the Company has invested heavily in marketing and technological innovation for its REALmagic products. As a result, the Company experienced significant losses through fiscal 1996. Fiscal 1995, 1996, and 1998 also included significant losses associated with products other than those related to the REALmagic technology. Since inception, the Company's total accumulated deficit is $38,761,000. There can be no assurance that the Company will continue to sell its new REALmagic products in substantial quantities or generate significant revenues from such sales. There can be no assurance that the Company will achieve return to profitable operations in any future fiscal quarter or fiscal year or that profitable operations, if achieved, will be sustainable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Marketing Risks

         The Company's ability to increase its sales, achieve profitability, and maintain REALmagic as a PC industry multimedia standard depends substantially on the Company's ability to achieve a sustained high level of sales to new OEM customers. The Company has not executed volume purchase agreements with any of the Company's customers, and these customers are not under any obligation to purchase any minimum quantity of the Company's products. The Company has not achieved bundling agreements with numerous OEM customers to ensure success of the REALmagic product line. Moreover, even if the Company achieves new design wins, there can be no assurance that personal computer ("PC") manufacturers will purchase the Company's products in substantial volumes. Sales to any particular OEM customer are subject to significant variability from quarter to quarter and to severe price pressures by competitors. Based on its experience in the personal computer industry, the Company expects that its actual sales to OEM customers will experience significant fluctuations, and estimates of future sales with respect to any particular customer or groups of customers are inherently uncertain.


The Company's ability to achieve sustained profitability also depends on a substantial increase in sales of REALmagic products through domestic and international distributors for resale through corporate markets. Sales to such distributors are typically subject to contractual rights of inventory rotation or price protection. Regardless of particular contractual rights, however, the failure of distributors to achieve sustained sell-through of REALmagic products could result in product returns or collection problems, contributing to fluctuations in the Company's results of operations. There can be no assurance that the Company will be successful in maintaining a significant market for its REALmagic products.

         Technological Change

         The market for multimedia PC products is characterized by rapidly changing technology and user preferences, evolving formats for compression of video and audio data, and frequent new product introductions. Even though REALmagic products and related software titles have gained initial market acceptance, the Company's success will depend, among other things, on the Company's ability to achieve and maintain technological leadership and to remain competitive in terms of price and product performance.

To have technological leadership, the Company must continue to make technological advancements and research and development investments in the area of MPEG video and audio decoding. These advancements include compatibility with emerging standards and multiple platforms, improvements to the REALmagic architecture, enhancements to the REALmagic API, and the achievement of these enhancements. There can be no assurance that the Company will be able to make any such advancements to its REALmagic technology or that, if such advances are made, the Company will be able to achieve and maintain technological leadership. Any material failure of the Company or OEMs and software developers to develop or incorporate any required improvement could adversely affect the continued acceptance of the Company's technology and the introduction and sale of future products based on the Company's technology. There can be no assurance that products or technologies developed by others will not render obsolete the Company's technology and the products based on the Company's technology.

To be competitive, the Company must anticipate the needs of the market and successfully develop and introduce innovative new products in a timely fashion. No assurance can be given that the Company will be able to successfully complete the design of its new products, have these products manufactured at acceptable manufacturing yields, or obtain significant purchase orders for these products. The introduction of new products may adversely affect sales of existing products, contributing to fluctuations in operating results from quarter to quarter. The introduction of new products also requires the Company to carefully manage its inventory to avoid inventory obsolescence. In addition, new products typically have higher initial component costs than more mature products, possibly resulting in downward pressures on the Company's gross margins.

         Competition

         The market for multimedia PC products is highly competitive, driven by faster processors provided by Intel Corporation and other companies. The possibility that other companies with more experience and financial resources may develop a competitive product may inhibit future growth of REALmagic technology. Increased competition may be generated from several major computer product manufacturers that have developed products and technologies that could compete directly with REALmagic products on the PC platform. These include SGS Thompson Microelectronics, C-Cube Microsystems, IBM Corporation, Chromatic Research, Inc., Zoran Corporation, and LSI Logic. In addition, Intel processors are becoming more powerful, so that video decoding may eventually be done in software. Most of the above companies have substantial experience and expertise in audio, video, and multimedia technology and in producing and selling consumer products through retail distribution, as well as substantially greater engineering, marketing, and financial resources than the Company. Competitors of the Company may form cooperative relationships, which could present formidable competition to the Company. There can be no assurance that REALmagic technology will achieve commercial success or that it will compete effectively against other interactive multimedia products, services, and technologies that currently exist, are under development, or may be announced by competitors.


         Reliance on a Single Line of Products

         The Company's business strategy has been to focus on REALmagic products by investing heavily in PC-based MPEG technology. In the fiscal year ended January 31, 1998, sales of multimedia products accounted for virtually all of net sales. A decline in market demand for multimedia products would materially adversely affect the Company's operating results. The Company's present reliance on REALmagic products is exacerbated by the fact that multimedia product sales are concentrated in the personal computer industry. A decline in demand for PCs could have a material adverse effect on the Company's operating results and financial condition.


         Variability of Operating Results

         The Company's operating results have fluctuated in the past and may continue to fluctuate in the future due to a number of factors, including but not limited to new product introductions by the Company and its competitors; market acceptance of the Company's products by OEMs, software developers, and end users; the success of the Company's promotional programs; gains or losses of significant customers; reductions in selling prices; inventory obsolescence; an interrupted or inadequate supply of semiconductor chips; the Company's ability to protect its intellectual property; and loss of key personnel. In addition, sales to OEM customers are subject to significant variability from quarter to quarter, depending on OEMs' timing and release of products incorporating REALmagic technology, experience with sell-through of such products, and inventory levels.

The market for consumer electronics products is characterized by significant seasonal swings in demand, which typically peak in the fourth calendar quarter of each year. Since the Company expects to derive a substantial portion of its revenues from the sales of REALmagic products in the future and the demand for such products will depend in part on the emergence of digital video technology, the Company's revenues may vary with the availability of and demand for DVD titles. Such demand may increase or decrease as a result of a number of factors that cannot be predicted, such as consumer preferences and product announcements by competitors. Announcements of directly competing products will likely have a negative effect on operating results. Based on the Company's experience, the Company believes that a substantial portion of its shipments will occur in the third month of a quarter, with significant shipments completed in the latter part of the third month. This shipment pattern may cause the Company's operating results to be difficult to predict. The Company currently places noncancellable orders to purchase semiconductor products from its foundries on a long lead time basis. Consequently, if, as a result of inaccurate forecasts or cancelled purchase orders, anticipated sales and shipments in any quarter do not occur when expected, inventory levels could be disproportionately high, requiring significant working capital, negatively affecting operating results.

         Manufacturing Risks

         REALmagic products and components are presently manufactured by outside suppliers or foundries. The Company does not have long-term contracts with such suppliers and conducts business with its suppliers on a written purchase order basis. The Company's reliance on independent suppliers involves several risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to, certain process technologies, and reduced control over delivery schedules, manufacturing yields, and costs. The Company obtains certain of its components from a single source. Although delays or interruptions have not occurred to date, any delay or interruption in the supply of any of the components required for the production of the REALmagic multimedia card currently obtained from a single source could have a material adverse impact on sales of REALmagic products by the Company and, thus, on the Company's business.

The Company must provide its suppliers with sufficient lead time to meet forecasted manufacturing objectives. Any failure to properly forecast such quantities could materially adversely affect the Company's ability to produce REALmagic products in sufficient quantities. No assurance can be given that the Company's forecasts regarding new product demand will be accurate, particularly since the Company sells REALmagic products on a purchase order basis. Manufacturing the REALmagic chipsets is a complex process, and the Company may experience short-term difficulties in obtaining timely deliveries, which could affect the Company's ability to meet customer demand for its products. Any such delay in delivering products in the future could materially and adversely affect the Company's operating results. In addition, should any of the Company's major suppliers be unable or unwilling to continue to manufacture the Company's key components in required volumes, the Company would have to identify and qualify acceptable additional suppliers. This qualification process could take up to three months or longer. No assurances can be given that any additional sources of supply could be in a position to satisfy the Company's requirements on a timely basis.

In the past, the Company has experienced production delays and other difficulties, and the Company could experience similar problems in the future. In addition, there can be no assurance that a product defect will not escape identification at the factory, possibly resulting in unanticipated costs, cancellations, or deferrals of purchase orders or costly recall of products from customer sites.


         Dependence on Key Personnel

         The Company's future success depends in large part on the continued service of its key technical, marketing, sales, and management personnel. Given the complexity of REALmagic technology, the Company is dependent on its ability to retain and motivate highly skilled engineers involved in the ongoing hardware and software development of REALmagic products who will be required to refine the existing hardware system and API and to introduce enhancements in future applications. The multimedia PC industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth. The Company does not have "key person" life insurance policies on any of its employees.


         Limited Intellectual Property Protection

         The Company's ability to compete may be affected by its ability to protect its proprietary information. The Company currently holds six patents covering the technology underlying the REALmagic products, and the Company has filed certain patent applications and is in the process of preparing others. There can be no assurance that any additional patents for which the Company has applied will be issued or that any issued patents will provide meaningful protection of its product innovations. The Company, like other emerging multimedia companies, relies primarily on trade secrets and technological know-how in the conduct of its business. In addition, the Company is relying in part on copyright law to protect its proprietary rights with respect to REALmagic technology. Although the Company uses measures such as confidentiality agreements to protect its intellectual property, there can be no assurance that these methods will be sufficient.

The electronics industry is characterized by frequent litigation regarding patent and intellectual property rights. Any such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not the outcome of such litigation is favorable to the Company. Moreover, in the event of an adverse result in any such litigation, the Company could be required to expend significant resources to develop noninfringing technology or to obtain licenses to the technology that is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such licenses would be available on acceptable terms, if at all. In addition, patent disputes in the electronics industry have often been settled through cross-licensing arrangements. Because the Company does not yet have a large portfolio of issued patents, the Company may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement.


         International Operations

         During the fiscal years ended January 31, 1998, 1997. and 1996, sales to international customers accounted for approximately 64%, 72%, and 63%, of the Company's net sales, respectively. The Company anticipates that sales to international customers, including sales of REALmagic products, will continue to account for a substantial percentage of net sales. In addition, some of the foundries that manufacture the Company's products and components are located in Asia. Overseas sales and purchases to date have been denominated in U.S. dollars. Due to the concentration of international sales and the manufacturing capacity in Asia, the Company is subject to the risks of conducting business internationally. These risks include unexpected changes in regulatory requirements and fluctuations in the U.S. dollar that could increase the sales price in local currencies of the Company's products in international markets or make it difficult for the Company to obtain price reductions from its foundries. The Company does not currently engage in any hedging activities to mitigate exchange rate risks. To the extent that the Company engages in transactions in foreign currencies, the Company's results of operations could be adversely affected by exchange rate fluctuations.

The Company derives a substantial portion of its revenues from sales to the Asia Pacific region, a region of the world subject to increased levels of economic instability. There can be no assurance that such instability will not have a material adverse effect on the Company's results of operations.


         Volatility of Stock Price

         The  market  of  the  Company's   Common  Stock  has  been  subject  to
significant volatility, which is expected to continue. Factors such as announcements of the introduction of new products by the Company or its competitors and market conditions in the technology, entertainment, and emerging growth company sectors may have a significant impact on the market price of the Company's Common Stock. Further, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and development stage companies such as those in the electronics industry. Such volatility has often been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, may adversely affect the price of the Common Stock.


         Potential for Dilution

         Series B Preferred Stock. As of April 15, 1998, 5,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") were issued and outstanding. Each share of the Series B Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Series B Preferred Stock (under certain circumstances, such value may be increased by a premium based on the number of days the Series B Preferred Stock is held) by the then current Conversion Price (which is determined by reference to the then current market price). If converted on April 15, 1998, the Series B Preferred Stock would have been convertible into approximately 1,311,303 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series B Preferred Stock. The shares of Series B Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

As of April 15, 1998, "Warrants" to purchase 50,000 shares of Common Stock issued to the purchasers of the Series B Preferred Stock and exercisable beginning on May 1, 1998 for a period of three years at a price based on a premium to the market price as of April 30, 1998 (as may be adjusted from time to time under certain antidilution provisions) were outstanding.

As of March 9, 1998, 5,754,398 shares of Common Stock were reserved for issuance upon exercise of the Company's outstanding warrants and options (excluding the Warrants) and an additional 3,400,000 shares of Common Stock were reserved for issuance upon conversion of the preferred stock and exercise of the Warrants. At April 15, 1998, there were 11,905,974 shares of Common Stock outstanding. Of these outstanding shares, 11,884,191 were freely tradable without restriction under the Securities Act unless held by affiliates.

         Series A Preferred Stock. As of April 15, 1998, 20,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($100) of the share of Series A Preferred Stock by the then current Conversion Price (which is determined by reference to the then current market price). If converted on April 15, 1998, the Series A Preferred Stock would have been convertible into approximately 670,758 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore also experience substantial dilution of their investment upon conversion of the Series A Preferred Stock. The shares of Series A Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. A portion of the shares of Common Stock into which the Series A Preferred Stock may be converted have been previously registered and the remaining portion will be registered pursuant to a Registration Statement to be filed in the future.

As of April 15, 1998, warrants to purchase 57,142 shares of Common Stock issued to the purchasers of the Series A Preferred Stock and exercisable beginning on April 30, 1998 for a period of three years at a price based on a premium to the market price as of April 30, 1998 (as may be adjusted from time to time under certain antidilution provisions) were outstanding. The shares of Common Stock issuable upon exercise of these warrants have been previously registered and the remaining portion will be registered pursuant to a Registration Statement to be filed in the future.

                                   THE COMPANY


Overview

The following business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Certain Factors Affecting Business, Operating Results, and Financial Condition" and elsewhere in this Annual Report on Form 10-K.

Sigma Designs, Inc. ("Sigma" or the "Company") designs, manufactures (using subcontractors), and markets multimedia products for use with personal computers. The emergence of multimedia technology in the personal computer (PC) market has dramatically changed the way in which users interact with computers. Multimedia integrates different elements, such as sound and video, to enhance the computing experience and deliver a heightened sense of realism. Through its REALmagic product line incorporating Moving Picture Experts Group (MPEG) technology, Sigma Designs has become a leader in this emerging market.

Prior to MPEG's introduction, video on personal computers suffered from serious drawbacks. Motion pictures appeared jerky, and video was confined to small window sizes. MPEG, a defined International Standards Organization (ISO)
standard for video compression, eliminated many of those problems and revolutionized multimedia on the PC platform. For the first time, MPEG users could play back full-screen, full-motion video combined with stereo audio, even from a standard CD-ROM. A single CD-ROM using the MPEG compression technique can store up to 74 minutes of full-motion video and audio.

With MPEG technology, producers can create (and users can enjoy) an interactive, television-like experience on a desktop PC. The result is a significant new visual impact, thereby opening possibilities for a wide range of entertainment, education, training, and business presentation applications. In April 1997, the Company announced its entry into the Digital Video Disk ("DVD") market. A key element of the DVD specification is the use of MPEG-2 for digital video compression, a technology in which Sigma has established expertise. Sigma's REALmagic Hollywood and Ventura PC-based DVD solutions are extensions of the Company's MPEG expertise and provide a highly-integrated solution for the PC-DVD market.


The REALmagic MPEG Standard

Since its first shipment in November 1993, REALmagic technology has received support from PC industry leaders, software developers, and OEM and retail customers.


         Partnership with PC Industry Leaders

         Sigma has developed strategic partnerships to develop and market network streaming video products with companies such as Hughes Network Systems, IBM, Microsoft Corporation, Oracle Corporation, Silicon Graphics, Inc., Starlight Networks, Sun Microsystems, OptiVision, and First Virtual Corporation.

         Support from Software Developers

         Support for Sigma's REALmagic MPEG standard has grown to over 1,200 software developers. To further expand the list of developers, Sigma has worked directly with Microsoft on Microsoft's new streaming standard for MPEG-2 called DirectShow. Sigma Designs is the first and currently the only company shipping drivers with DirectShow support for streaming MPEG-2 video, making it the only recommended decoder for use with Microsoft's NetShow Theater video server.

Using the DirectShow standard, software developers can create streaming video applications with virtually any video server--without any C programming at all. This enables universities and corporations to get live video and video on demand applications online very rapidly, which shortens the sales process.

         Support from OEMs

         In the United States, Dell Computer Corporation, Compaq Computer Corporation, IBM, Hughes Network Systems, and OptiVision have purchased REALmagic cards for installation inside their systems for streaming video. Additionally, Philips, Sony, and several other companies market DVD kits that include REALmagic Hollywood playback cards, and several vendors base their DVD systems on REALmagic DVD playback cards.


         Acceptance by the Corporate Market

         REALmagic is the most well-known and most recognized brand name for MPEG video on PCs. Sigma Designs has developed this brand name through marketing campaigns and by building a reputation for delivering and supporting inexpensive MPEG decoders with robust, powerful, and flexible software drivers. This has made Sigma Designs' REALmagic the de factor standard for corporate market projects such as corporate-wide rollouts at Merrill Lynch, Smith Barney, and Wal-Mart.


REALmagic Business Strategy

Sigma's corporate objective is to continue to be a leading provider of MPEG multimedia products that enable full-screen, full-motion, TV-like quality video on the standard desktop and the notebook PC. To accomplish this goal the Company intends to promote widespread acceptance of REALmagic technology. The key parts of this strategy include:


         Encourage   Continued   Development  of  Software  Utilizing  REALmagic
         Technology

         The Company continues to encourage widespread software title development by providing free technical support and licensing its comprehensive API free of charge to all developers who wish to publish REALmagic-compatible software titles.


         Win More OEM Partnerships and Further Penetrate the Corporate Market

         To establish REALmagic for MPEG-2 as a standard, the Company will continue to seek design wins with major PC manufacturers worldwide, in which the OEMs will factory-install REALmagic boards or chipsets inside their multimedia PCs. On the retail side, the Company's systems integration sales team will continue to work with its network of national distributors and special VARs to distribute its high-end REALmagic playback card. In Europe and Asia Pacific, the Company will continue to expand its relationship with distributors as well as OEMs and VARs. In addition, the Company will seek to sell chipsets to add-on card manufacturers that will, in turn, market to owners of Pentium PCs.


         Introduce New Generations of REALmagic, Offer REALmagic products at Competitive Prices, and Continually Reduce Product Costs

         A significant aspect of the Company's product strategy is to increase the sale of REALmagic chipsets while continuing to develop newer versions and generations of REALmagic products, including chipsets for both desktop and notebook PCs. The Company seeks to continue to offer consumers better-featured and lower-priced products over time.


REALmagic Products

The Company currently offers a complete family of REALmagic products including:

o REALmagic Hollywood--In April 1997, the Company announced its entry into the DVD market. The REALmagic Hollywood MPEG-2 playback card turns a PC into a full-featured DVD player that exploits many of the digital video and digital surround sound capabilities of the DVD format and upcoming MPEG-2 interactive titles. The REALmagic Hollywood DVD/MPEG-2 playback card displays flicker-free video at full-screen resolution, making video watching on a PC a new experience. Movies can be simultaneously displayed on the PC monitor and on a large-screen TV.

o REALmagic NetStream 2--In October 1997, the Company announced its entry into the MPEG-2 networked video market. Products in the NetStream family include specialized hardware and software developed specifically for delivering video to corporate desktops and can be used for both video on demand and broadcast video playback. NetStream 2 is an MPEG-2 playback card offering full plug and play installation and compatibility with a broad range of third-party applications, including video servers for video on demand, MPEG encoders for stored or real-time playback, satellite delivery systems, streaming video playback systems, and scores of customizable interactive training titles.

o REALmagic EM8300--In March 1998, the Company announced the introduction of the EM8300 REALmagic DVD/MPEG-2/MPEG-1 decoder IC. Integrating virtually all functions of a DVD decoder on one chip, the EM8300 is designed to provide a highly integrated, cost effective vehicle for high-quality DVD. The EM8300 feature set draws on Sigma's industry-leading experience in the DVD/MPEG-2 market with earlier designs such as the REALmagic Ventura and REALmagic Hollywood decoder cards. The result is a blend of performance and affordability that can be key to gaining market share in the rapidly growing DVD market.



Marketing and Sales

Sigma Designs currently distributes its products through sales to national and regional distributors, VARs, and OEMs in the U.S. and throughout the world. The Company's U.S. distributors include Ingram Micro, Inc. and Tech Data, and its OEMs include Kapok Computers, TigerDirect, Inc., Royal Computer, ASE Technologies, LungHwa Electronics Co., Ltd., Zenon Computer Systems, and others. The Company's international distributors are strategically located in many countries around the world.

The Company generally acquires and maintains products for distribution through corporate markets based on forecasts rather than firm purchase orders. Additionally, the Company generally acquires products for sale to its OEM customers only after receiving purchase orders from such customers, which purchase orders are typically cancellable without substantial penalty from such OEM customers. The Company currently places noncancellable orders to purchase semiconductor products from its suppliers on a twelve- to sixteen-week lead time basis. Consequently, if, as a result of inaccurate forecasts or cancelled purchase orders, anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, requiring significant working capital and resulting in severe pressure on the Company's financial condition.

Sales to distributors are typically subject to contractual rights of inventory rotation and price protection. Regardless of particular contractual rights, the failure of one or more distributors or OEMs to achieve sustained sell-through of REALmagic products could result in product returns or collection problems, contributing to significant fluctuations in the Company's operating results.


Research and Development

As of January 31, 1998, the Company had a staff of 35 research and development personnel, which conducts all the Company's product development. The Company is focusing its development efforts primarily on MPEG multimedia products, including new and improved versions of REALmagic MPEG chipsets and cost reduction processes.

To achieve and maintain technological leadership, the Company must continue to make technological advancements in the areas of MPEG video and audio compression and decompression. These advancements include maintaining compatibility with emerging standards and multiple platforms, making improvements to the REALmagic architecture, and developing enhancements to the REALmagic API.

There can be no assurance that the Company will be able to make any such advancements in the REALmagic MPEG technology or, if they are made, that the Company will be able to market such advancements to maintain profitability and its technological leadership.

During fiscal 1998, fiscal 1997, and fiscal 1996, the Company's research and development expenses were $4,948,000, $4,688,000, and $4,499,000, respectively. The Company plans to continue to devote substantial resources to research and development of future generations of MPEG and other multimedia products.


Competition

The market for MPEG multimedia products is highly competitive; companies such as C-Cube Microsystems have a high profile in the industry. Although the Company does not believe that any products sold by a third party are in direct competition with the REALmagic decoding card in terms of price and performance, the possibility that other companies with more marketing and financial resources may develop a competitive product may inhibit the wide acceptance of REALmagic technology. The Company believes that many computer product manufacturers are developing MPEG products that will compete directly with REALmagic products in the near future.

The Company believes that the principal competitive factors in the market for MPEG multimedia hardware products include time to market for new product introductions, product performance, compatibility with industry standards, price, and marketing and distribution resources. The Company believes that it competes most favorably with respect to time to market, product performance, and price of its REALmagic products. Moreover, the Company believes that the acceptance of the REALmagic API as an industry standard for software development could provide a significant competitive advantage for the Company. However, there can be no assurance that the REALmagic API will be established as an industry standard or that the Company's lead time in product introduction will be sustained.


Licenses, Patents, and Trademarks

The Company is seeking patent protection for certain software and hardware features in current and future versions of REALmagic. The Company currently has eleven pending patent applications for its REALmagic technology. Six patents have been issued to the Company. There can be no assurance that more patents will be issued or that such patents, even if issued, will provide adequate protection for the Company's competitive position. The Company also attempts to protect its trade secrets and other proprietary information through agreements with customers, suppliers, and employees and other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful.


Manufacturing

To reduce overhead expenses, along with capital and staffing requirements, the Company currently uses third-party contract manufacturers to fulfill all of its manufacturing needs, including chipset manufacture and board-level assembly. All of the chips used by the Company to develop its decoding products are manufactured by outside suppliers and foundries. Each of these suppliers is a sole source of supply to the Company of the respective chips produced by such supplier.

The Company's reliance on independent suppliers involves several risks, including the absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, and costs. Any delay or interruption in the supply of any of the components required for the production of REALmagic products could have a material adverse impact on the sales of the Company's products and, thus, on the Company's operating results.

Backlog

Since the Company's customers typically expect quick deliveries, the Company seeks to ship products within a few weeks of receipt of a purchase order. However, the customer may reschedule delivery of products or cancel the purchase order entirely without significant penalty. Historically, the Company's backlog has not been reflective of future sales. The Company also expects that in the near term, its backlog will continue to be not indicative of future sales.


Employees

As of January 31, 1998, the Company had 71 full-time employees, including 35 in research and development, 12 in marketing, sales, and support, 11 in operations, and 13 in finance and administration.

The Company's future success will depend, in part, on its ability to continue to attract, retain, and motivate highly qualified technical, marketing, engineering, and management personnel, who are in great demand. The Company's employees are not represented by any collective bargaining unit, and the Company has never experienced a work stoppage. The Company believes that its employee relations are satisfactory.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Shares hereunder by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The  following  table sets forth  certain  information  with respect to beneficial  ownership  of the  Company's  Common Stock as of May 10, 1998 by the
Selling Shareholders as follows: (i) the name of each Selling Shareholder;  (ii)
the number of the Company's outstanding shares of Common Stock benefically owned
by  each  Selling   Shareholder   (including  shares  obtainable  under  options
exercisable  within sixty (60) days of such date) prior to the offering  hereby;
(iii) the number of shares of Common Stock being  offered  hereby;  and (iv) the number of and percentage of the Company's  outstanding shares of Common Stock to be beneficially  owned by each Selling  Shareholder after completion of the sale of Common Stock. Except as indicated in the footnotes to this table, the persons named in the table have sole  voting and  investment  power with  respect to all shares of Common Stock shown as beneficially owned by them, subject to community property  laws where  applicable.  The  Selling  Shareholders  have not held any position or office or had a material relationship with the Company or any of its affiliates within the past three years.

                                                                                                    Shares Beneficially
                                                                                                            Owned
                                                   Number of Shares               Number of          After Offering(1)(2)
                                               Beneficially Owned Prior to         Shares          ----------------------
                Name                                  Offering(2)               Being Offered      Number        Percent
-------------------------------------         -----------------------------     --------------     ----------------------

RGC International Investors, LDC(1)                   1,700,000                  1,700,000(1)           0           0


Tsunami Capital, Inc.                                     5,000                      5,000              0           0

---------------------------
*     Represents less than 1%

(1) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of Series B Preferred Stock and exercise of the Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Series B Preferred Stock, if the Series B Preferred Stock had been actually converted on March 10, 1998, the conversion price would have been $3.01 (the average of the six lowest traded prices of the Common Stock for the 20 trading days immediately preceding such date) at which price the Series B Preferred Stock would have been converted into approximately 1,661,130 shares of Common Stock. The Warrants are exercisable into 50,000 shares of Common Stock at an exercise price based on a premium to the market price on April 30, 1998. Pursuant to the terms of the Series B Preferred Stock and the Warrants, the shares of Series B Preferred Stock are convertible and the Warrants are exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series B Preferred Stock or unexercised portions of the Warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Series B Preferred Stock and the Warrants. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(2) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.


                              PLAN OF DISTRIBUTION

         On February 10, 1998 the Company entered into a Securities Purchase Agreement dated as of January 30, 1998 with one of the Selling Shareholders (the "Purchase Agreement"), pursuant to which that Selling Shareholder purchased 5,000 shares of Series B Preferred Stock that are convertible into Common Stock of the Company (the "Preferred Stock"). The Preferred Stock can be converted by that Selling Shareholder into shares of the Company's Common Stock starting 181 days after its issuance (or sooner under certain circumstances) at the Conversion Prices described in the Purchase Agreement. Concurrent with the purchase of the Preferred Stock, that Selling Shareholder received warrants to purchase additional Common Stock at an exercise price based on a premium to the market price on April 30, 1998. This Registration Statement has been filed by the Company pursuant to the exercise of certain registration rights granted under the Purchase Agreement. In addition, the Company granted 5,000 shares of Common Stock to Tsunami Capital, Inc. in consideration for their efforts in assisting with the sale of the Preferred Stock.

         The Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the Common Stock may then be listed, in the over-the-counter market, in privately-negotiated transactions, through the writing of options on the Shares, short sales or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may also be sold pursuant to Rule 144. The Selling Shareholders shall have the sole discretion not to accept any purchase offer or make any sale of Shares if they know the purchase price to be unsatisfactory at any particular time.

         The Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principle and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Shareholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Shareholders. In connection with such sales, the Selling Shareholders and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         Certain legal matters relating to validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS


         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Available Information..................................................... 2
Incorporation of Certain Documents by Reference........................... 2
Risk Factors.............................................................. 3
The Company............................................................... 8
Use of Proceeds...........................................................14
Selling Shareholders......................................................14
Plan of Distribution..................................................... 15
Legal Matters............................................................ 15
Experts.................................................................. 15

         No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circum stances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any date subsequent to the date hereof.


                                2,000,000 Shares

                               SIGMA DESIGNS, INC.

                                  Common Stock

                                  ------------
                                   PROSPECTUS
                                  ------------


                                  May 13, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market Listing Fee.


Securities and Exchange Commission Registration Fee.....          $ 3,074
Nasdaq National Market Listing Fee......................           17,500
Legal Fees and Expenses.................................           60,000
Accounting Fees and Expenses............................           10,000
Blue Sky Fees and Expenses..............................            2,500
Transfer Agent and Registrar Fees.......................            5,000
Miscellaneous...........................................            1,500
         Total..........................................           99,574

Item 15.  Indemnification of Directors and Officers

         Section 317 of the California Corporations Code authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant's Second Restated Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits and Financial Statement Schedules

         (a)   EXHIBITS

                  4.1 Form of Securities Purchase Agreement by and between Sigma and the Buyers.*
                  4.2 Form of Registration Rights Agreement by and between Sigma and the Initial Investors.*
                  4.3 Form of Certificate of Determination of Preferences of Series B Convertible Preferred Stock.*
                  4.4      Form of Stock Purchase Warrant.*
                  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant.
                  23.1     Independent Auditors' Consent.
                  23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant (included in Exhibit 5.1).
                  24.1     Power of Attorney.*


*    Previously filed.
---------------------------


         Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

Item 17.  Undertakings

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 12th day of May 1998.


                                   SIGMA DESIGNS, INC.


                                   By: /s/ Thinh Q. Tran
                                       -----------------------------------------
                                           Thinh Q. Tran
                                           Chairman of the Board,
                                           President and Chief Executive Officer



                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Thinh Q. Tran (with full power to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT  TO THE  REQUIREMENTS  OF THE  SECURITIES  ACT OF  1933,  THIS
REGISTRATION  STATEMENT  HAS  BEEN  SIGNED  BY  THE  FOLLOWING  PERSONS  IN  THE
CAPACITIES AND ON THE DATE INDICATED:

              SIGNATURE                                           TITLE                                      DATE



/s/  Thinh Q. Tran                              Chairman of the Board, President and Chief             May 12, 1998
--------------------------------------      Executive Officer (Principal Executive Officer)
     Thinh Q. Tran

     Kit Tsui*                                Director of Finance, Chief Financial Officer,            May 12, 1998
--------------------------------------     Secretary (Chief Financial and Accounting Officer)
     Kit Tsui

     William J. Almon*                                       Director                                  May 12, 1998
--------------------------------------
     William J. Almon

     William Wang*                                            Director                                 May 12, 1998
--------------------------------------
     William Wang

*By: /s/ Thinh Q. Tran                                                                                 May 12, 1998
--------------------------------------
     Attorney-in-Fact


                                      II-4

                                  EXHIBIT INDEX

EXHIBIT NUMBER
--------------

      4.1 Form of Securities Purchase Agreement by and between Sigma and the Buyers.*

      4.2 Form of Registration Rights Agreement by and between Sigma and the Initial Investors.*

      4.3 Form of Certificate of Determination of Preferences of Series B Convertible Preferred Stock.*

      4.4              Form of Stock Purchase Warrant.*

      5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant.*

      23.1             Independent Auditors' Consent.

      23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant (included in Exhibit 5.1).*

      24.1             Power of Attorney. (See page II-4.)*

*    Previously filed.


                                      II-5